CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be registered	Maximum offering price per share (1)	Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, without par value	463,000 Shares	$26.40	$12,223,200	$683 (2)(3)
Preferred Share Purchase Rights	463,000 Rights	—	—	—

(1)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices for our common stock as reported on the New York Stock Exchange composite tape on May 15, 2009.

(2)           Calculated in accordance with Rule 457(c) and Rule 457(r).  This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-147965.

(3)           The preferred share purchase rights are attached to and will trade with the common stock.  The value attributable to the preferred share purchase rights, if any, is reflected in the market price of the common stock.

(4) Since no separate consideration is paid for the preferred share purchase rights, the registration fee for such securities is included in the fee for the common stock.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-147965

Prospectus Supplement
(To prospectus dated December 10, 2007)

463,000 Shares

ALLETE, INC.

Common Stock
_________________________

This prospectus supplement and the accompanying prospectus relates to the resale by the Minnesota Power Master Pension Plan Trust (the “Trust”) of 463,000 shares of our common stock, without par value, together with the attached preferred share purchase rights, if any (collectively, “common stock”) on behalf of the Minnesota Power and Affiliated Companies Retirement Plan A (“Plan”).  We contributed 463,000 shares of our common stock to the Trust in order to fund certain of our obligations to the Plan.

The shares of common stock offered hereby will be sold from time to time by the Trust in brokers’ transactions at prices prevailing at the time of sale or as otherwise described in “Plan of Distribution.”  ALLETE will not receive any of the proceeds from the sale of these shares of common stock.

Expenses in connection with the registration of these shares of common stock under the Securities Act of 1933, including legal and accounting fees of ALLETE, will be paid by ALLETE.  The Trust will be responsible for expenses incurred in selling the common stock, which expenses may include, among other things, underwriting discounts, brokerage fees and commissions.

ALLETE’s common stock is listed on the NYSE and trades under the symbol “ALE.”  On May 15, 2009, the last reported sales price of our common stock on the New York Stock Exchange was $26.33 per share.

See the discussion of risk factors, if any, contained in ALLETE’s annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.
_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_________________________

The date of this prospectus supplement is May 19, 2009.

Table of Contents

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you.  We have not authorized any other person to provide you with different or inconsistent information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted.  The information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus, and the documents incorporated by reference herein and therein is accurate only as of the dates such information is or was presented, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.  Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts.  The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus.  The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.  If the information in this prospectus supplement (or any free writing prospectus) is inconsistent with the accompanying prospectus, the information in this prospectus supplement (or any free writing prospectus) will apply and supersede the information in the accompanying prospectus.  You should read this entire prospectus supplement, the accompanying prospectus and any free writing prospectuses carefully, including the consolidated financial statements incorporated by reference herein and therein, before making an investment decision.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement, the accompanying prospectus and any free writing prospectus to “ALLETE,” “we,” “our” and “us” refer to ALLETE, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement that are not statements of historical facts may be considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed.  Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved.  Any statements that express, or involve discussions as to, future expectations, risks, beliefs, plans, objectives, assumptions, events, uncertainties, financial performance or growth strategies (often, but not always, through the use of words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “will likely result,” “will continue,” “could,” “may,” “potential,” “target,” “outlook” or words of similar meaning) are not statements of historical facts and may be forward-looking.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are hereby filing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected, or expectations suggested, in forward-looking statements made by or on behalf of ALLETE in this prospectus supplement and the accompanying prospectus, in presentations, on our website, in response to questions or otherwise.

These statements are qualified in their entirety by reference to, and are accompanied by, the following important factors, in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements:

•	our ability to successfully implement our strategic objectives;
•	our ability to manage expansion and integrate acquisitions;
•
prevailing governmental policies, regulatory actions, and legislation including those of the United States Congress, state legislatures, the Federal Energy Regulatory Commission, the Minnesota Public Utilities Commission, the Public Service Commission of Wisconsin, and various local and county regulators, and city administrators, about allowed rates of return, financings, industry and rate structure, acquisition and disposal of assets and facilities, real estate development, operation and construction of plant facilities, recovery of purchased power, capital investments and other expenses, present or prospective wholesale and retail competition (including but not limited to transmission costs), zoning and permitting of land held for resale and environmental matters;

•	the potential impacts of climate change and future regulation to restrict the emissions of greenhouse gases on our Regulated Operations segment;
•	effects of restructuring initiatives in the electric industry;
•	economic and geographic factors, including political and economic risks;
•	changes in and compliance with laws and regulations;
•	weather conditions;
•	natural disasters and pandemic diseases;
•	war and acts of terrorism;
•	wholesale power market conditions;
•	population growth rates and demographic patterns;
•	effects of competition, including competition for retail and wholesale customers;
•	changes in the real estate market;
•	pricing and transportation of commodities;
•	changes in tax rates or policies or in rates of inflation;
•	project delays or changes in project costs;
•	availability and management of construction materials and skilled construction labor for capital projects;
•	changes in operating expenses, capital and land development expenditures;
•	global and domestic economic conditions affecting us or our customers;
•	our ability to access capital markets and bank financing;
•	changes in interest rates and the performance of the financial markets;
•	our ability to replace a mature workforce and retain qualified, skilled and experienced personnel; and
•	the outcome of legal and administrative proceedings (whether civil or criminal) and settlements that affect our business and profitability.

Additional disclosures regarding factors that could cause our results and performance to differ from results or performance anticipated by this prospectus supplement are set forth in the discussion of risk factors, if any, contained in our annual, quarterly and current reports filed with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus supplement.  Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for management to predict all of these factors, nor can it assess the impact of each of these factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.  You are urged to carefully review and consider the various disclosures made by us in our other reports filed with the SEC that attempt to advise interested parties of the factors that may affect our business.

ALLETE, INC.

ALLETE is comprised of two business segments:

Regulated Operations, which includes our regulated utilities, Minnesota Power and Superior Water, Light and Power Company (“SWL&P”), as well as our investment in American Transmission Company LLC, a Wisconsin-based utility that owns and maintains electric transmission assets in parts of Wisconsin, Michigan, Minnesota and Illinois.  Minnesota Power provides regulated utility electric service in northeastern Minnesota to 142,000 retail customers and wholesale electric service to 16 municipalities.  SWL&P provides regulated electric service, natural gas and water service in northwestern Wisconsin to 15,000 electric customers, 12,000 natural gas customers and 10,000 water customers.  Our regulatory utility operations include retail and wholesale activities under the jurisdiction of state and federal regulatory authorities.

Investments and Other is comprised of BNI Coal, Ltd., our coal mining operations in North Dakota, and ALLETE Properties, our Florida real estate business.  This segment also includes emerging technology investments, a small amount of non-rate base generation, approximately 7,000 acres of land for sale in Minnesota, and earnings on cash and short-term investments.

SELLING SHAREHOLDER

The shares were issued by ALLETE and delivered to the Plan on March 18, 2009 in order to fund certain of our obligations to the Plan.

The Trust is the trust formed to hold the assets of Minnesota Power and Affiliated Companies Retirement Plan A and Minnesota Power and Affiliated Companies Retirement Plan B, which are ALLETE’s defined benefit pension plan.  Both Retirement Plans and the Trust are intended to be tax-qualified within the meanings of Sections 401(a) and 501(a) of the Internal Revenue Code. The Trust is funded by ALLETE contributions held for the sole benefit of the Retirement Plans’ participants and beneficiaries, and to pay proper expenses of administering the Retirement Plans.

As of May 14, 2009, the Trust owned 463,000 shares of common stock (representing approximately 4.25% of the total assets of the Trust and approximately 1.4% of our outstanding shares of common stock as of May 14, 2009).

It is contemplated that all investment decisions with respect to the shares contributed to the Trust, including any decision to sell from time to time any or all of the shares contributed to the Trust, will be made by an independent trustee to be selected by, and act in accordance with procedures established by, the Minnesota Power and Affiliated Companies’ Retirement Plans Committee.  The investment trustee will be responsible in its sole judgment and discretion for making any decision to sell from time to time any of or all the shares under its control.

USE OF PROCEEDS

The shares being offered are for the account of the Trust.  ALLETE will not receive any of the proceeds from sales of these shares of common stock.

PLAN OF DISTRIBUTION

The Trust, at the direction of U.S. Bank, may sell or distribute some or all of these shares of common stock from time to time through underwriters or dealers or brokers or other agents or directly through one or more purchasers in transactions (which may involve crosses and block transactions) on the New York Stock Exchange, on any other exchange on which the common stock is then listed or admitted to trading, through a market maker or through an electronic communications network or in privately negotiated transactions or in a combination of such transactions.  Such transactions may be effected by the Trust at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Trust (and, if they act as agent for the purchaser of such shares, from such purchaser).  Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved.  This prospectus supplement and the accompanying prospectus also may be used, with ALLETE’s consent, by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use.

When required, this prospectus supplement will be supplemented to set forth the number of shares offered for sale and, if such offering is to be made by or through underwriters, dealers, brokers or other agents, the names of such persons and the principal terms of the arrangements between such persons and the Trust.

The Trust and any underwriters, brokers, dealers or agents acting in connection with the sale or distribution of these shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of such shares as principals may be deemed underwriting compensation under the Securities Act of 1933.  To the extent that the Trust may be deemed to be an “underwriter,” the Trust will be subject to the prospectus delivery requirements of the Securities Act of 1933.

In addition, any shares of common stock covered by this prospectus supplement and the accompanying prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus supplement and the accompanying prospectus.  Furthermore, the Trust may transfer shares of common stock in other ways not involving market makers or established trading markets.

Expenses in connection with the registration of these shares of common stock under the Securities Act of 1933, including legal and accounting fees of ALLETE, will be paid by ALLETE.  The Trust may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares of our common stock, including liabilities arising under the Securities Act of 1933.

LEGAL OPINIONS

The legality of the common stock will be passed upon for ALLETE by Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary and by Morgan, Lewis & Bockius LLP, New York, New York, counsel to ALLETE.  Morgan, Lewis & Bockius LLP may rely as to all matters of Minnesota law upon the opinion of Ms. Amberg.  Ms. Amberg may rely as to all matters of New York law upon the opinion of Morgan, Lewis & Bockius LLP.

As of December 31, 2008, Ms. Amberg owned 6,932 shares of our common stock.  Ms. Amberg is acquiring additional shares of our common stock at regular intervals as a participant in the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan.  Under the Executive Long-Term Incentive Compensation Plan, Ms. Amberg has:

•
outstanding options to purchase 29,123 shares of our common stock, of which 14,242 options are fully vested, the remainder of which shall vest between February 1, 2009 and February 1, 2011, and all of which will expire ten years from the date of grant; and

•
an award opportunity for up to 5,250 additional performance shares contingent upon the attainment of certain performance goals of ALLETE for the periods January 1, 2007 through December 31, 2009 and January 1, 2008 through December 31, 2010.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

ALLETE, Inc.

Common Stock
and
First Mortgage Bonds

ALLETE, Inc. may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time.

ALLETE will provide specific terms of the securities, including the offering prices, in supplements to this prospectus.  The supplements may also add, update or change information contained in this prospectus.  You should read this prospectus and any supplements carefully before you invest.

ALLETE’s common stock is listed on the New York Stock Exchange and trades under the symbol “ALE.”

ALLETE’s principal executive offices are located at 30 West Superior Street, Duluth, Minnesota 55802-2093, telephone number (218) 279-5000.

See the discussion of risk factors, if any, contained in ALLETE’s annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.

ALLETE may offer the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time.  The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements.  The “Plan of Distribution” section beginning on page 14 of this prospectus also provides more information on this topic.

_____________________________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

December 10, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that ALLETE, Inc. filed under the Securities Act of 1933 with the Securities and Exchange Commission, or SEC, using a “shelf” registration process.  ALLETE, Inc. is referred to in this prospectus as “ALLETE.”  Under this shelf registration process, ALLETE may issue and sell any combination of the securities described in this prospectus in one or more offerings from time to time.

This prospectus provides you with a general description of the securities ALLETE may offer.  Each time ALLETE sells securities, ALLETE will provide a prospectus supplement that will contain specific information about the terms of that offering.  Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement, if necessary.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

For more detailed information about the securities, you can read the exhibits to the registration statement.  Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

ALLETE files annual, quarterly and other reports and other information with the SEC.  You can read and copy any information filed by ALLETE with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ALLETE.  ALLETE also maintains an Internet site (www.allete.com).  Information contained on ALLETE’s Internet site does not constitute part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows ALLETE to “incorporate by reference” the information that ALLETE files with the SEC, which means that ALLETE may, in this prospectus, disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus.  Information that ALLETE files in the future with the SEC will automatically update and supersede this information.  ALLETE is incorporating by reference the documents listed below and any future filings ALLETE makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until ALLETE sells all of these securities:

•	ALLETE’s Annual Report on Form 10-K for the year ended December 31, 2006;

•	ALLETE’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	ALLETE’s Current Reports on Form 8-K filed with the SEC on June 7, 2007, July 23, 2007 and December 7, 2007.

You may request a copy of these documents, at no cost to you, by writing or calling:

Shareholder Services
ALLETE
30 West Superior Street
Duluth, Minnesota 55802-2093
telephone: (218) 723-3974
e-mail: shareholder@allete.com

ALLETE will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

FORWARD-LOOKING STATEMENTS

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, ALLETE is hereby filing cautionary statements identifying important factors that could cause ALLETE’s actual results to differ materially from those projected in forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of ALLETE which are made in this prospectus or any prospectus supplement, in presentations, in response to questions or otherwise.  Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “will likely result,” “will continue,” “could,” “may,” “potential,” “target,” “outlook” or similar expressions) are not statements of historical facts and may be forward-looking.

Forward-looking statements involve estimates, assumptions and uncertainties, which are beyond ALLETE’s control and may cause actual results or outcomes to differ materially from those that may be projected.  These statements are qualified in their entirety by reference to, and are accompanied by, the following important factors, in addition to any assumptions and other factors referred to specifically:

•	ALLETE’s ability to successfully implement its strategic objectives;

•	ALLETE’s ability to manage expansion and integrate acquisitions;

•
prevailing governmental policies, regulatory actions and legislation, including those of the United States Congress, state legislatures, the Federal Energy Regulatory Commission, the Minnesota Public Utilities Commission, the Public Service Commission of Wisconsin and various local and county regulators, and city administrators, about allowed rates of return, financings, industry and rate structure, acquisition and disposal of assets and facilities, real estate development, operation and construction of plant facilities, recovery of purchased power and capital investments, present or prospective wholesale and retail competition (including but not limited to transmission costs), zoning and permitting of land held for resale and environmental regulation;

•	effects of restructuring initiatives in the electric industry;

•	economic and geographic factors, including political and economic risks;

•	changes in and compliance with laws and policies;

•	weather conditions;

•	natural disasters and pandemic diseases;

•	war and acts of terrorism;

•	wholesale power market conditions;

•	population growth rates and demographic patterns;

•	effects of competition, including competition for retail and wholesale customers;

•	changes in the real estate market;

•	pricing and transportation of commodities;

•	changes in tax rates or policies or in rates of inflation;

•	unanticipated project delays or changes in project costs;

•	availability of construction materials and skilled construction labor for capital projects;

•	unanticipated changes in operating expenses and capital expenditures;

•	global and domestic economic conditions;

•	ALLETE’s ability to access capital markets and bank financing;

•	changes in interest rates and the performance of the financial markets;

•	ALLETE’s ability to replace a mature workforce and retain qualified, skilled and experienced personnel; and

•	the outcome of legal and administrative proceedings (whether civil or criminal) and settlements that affect the business and profitability of ALLETE.

Additional factors that could cause ALLETE’s results and performance to differ from those projected in forward-looking statements are set forth in the discussion of risk factors, if any, contained in ALLETE’s annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus and in any prospectus supplement.  Any forward-looking statement speaks only as of the date on which that statement is made, and ALLETE undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the businesses of ALLETE or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.  You should also refer to ALLETE’s reports and other information incorporated by reference herein for any additional factors.

ALLETE, INC.

ALLETE is a diversified company that has provided fundamental products and services since 1906. These include our former operations in the water, paper, telecommunications and automotive industries and the core Energy and Real Estate businesses we operate today.

Energy is comprised of Regulated Utility, Nonregulated Energy Operations and Investment in ATC.

•
Regulated Utility includes retail and wholesale rate regulated electric, natural gas and water services in northeastern Minnesota and northwestern Wisconsin under the jurisdiction of state and federal regulatory authorities.

•	Nonregulated Energy Operations includes coal mining activities in North Dakota, approximately 50 megawatts of nonregulated generation and Minnesota land sales.

•	Investment in ATC includes an equity ownership interest in American Transmission Company LLC.

Real Estate includes Florida real estate operations.

Other includes investments in emerging technologies, and earnings on cash and short-term investments.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement, ALLETE will add the net proceeds from the sale of the securities to its general funds.  ALLETE will use its general funds for corporate purposes, including, without limitation, capital investments in its existing business, acquisitions made by or on behalf of it or its subsidiaries, to repay short-term borrowings and to repay, redeem or repurchase outstanding long-term debt obligations.  ALLETE will temporarily invest any proceeds that it does not immediately need to use in short-term instruments.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

ALLETE’s consolidated ratio of earnings to fixed charges for each of its last five fiscal years is as follows:

Years Ended December 31,
2006	2005	2004	2003	2002
5.16	1.66	1.74	1.51	1.35
ALLETE’s consolidated ratio of earnings to fixed charges for the nine months ended September 30, 2007 was 5.65.

DESCRIPTION OF COMMON STOCK

General.  The following statements describing ALLETE’s common stock are not intended to be a complete description.  For additional information, please see ALLETE’s Articles of Incorporation and bylaws.  Each of these documents has been previously filed with the SEC and they are exhibits to the registration statement filed with the SEC of which this prospectus is a part.  Reference is also made to the laws of the State of Minnesota.

ALLETE has the following capital stock authorized by its Articles of Incorporation: 43,333,333 shares of common stock, without par value, and 3,616,000 shares of preferred stock.  As of the date of this prospectus, 30,825,618 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Dividend Rights.  ALLETE’s common stock is entitled to dividends only after ALLETE has provided for dividends and any sinking fund requirements on any issued and outstanding preferred stock.  ALLETE’s Articles of Incorporation contain provisions which would restrict net income available for the payment of cash dividends on outstanding common stock in the event that shares of ALLETE’s preferred stock were outstanding and certain common stock equity capitalization ratios were not met.

Voting Rights (Non-Cumulative Voting).  Holders of ALLETE’s common stock are entitled to receive notice of and to vote at any meeting of shareholders.  Each share of ALLETE’s common stock, as well as each share of any of ALLETE’s issued and outstanding preferred stock, is entitled to one vote.  Since the holders of these shares do not have cumulative voting rights, the holders of more than 50 percent of the shares voting can elect all directors.  If that happens, the holders of the remaining shares voting (less than 50 percent) cannot elect any directors.  In addition, whenever dividends on any of ALLETE’s preferred stock are in default in the amount of four full quarterly payments or more, and until all the dividends in default are paid, the holders of ALLETE’s preferred stock are entitled, as one class, to elect a majority of the directors.  ALLETE’s common stock, as one class, would then elect the minority.

The Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, including:

•	quorums;

•	terms of directors elected;

•	vacancies;

•	class voting;

•	meetings; and

•	adjournments.

The Articles of Incorporation contain provisions that make it difficult to obtain control of ALLETE through transactions not having the approval of the Board of Directors.  These provisions include:

•
a provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of ALLETE’s capital stock, present and entitled to vote, in order to authorize certain mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE.  Any of those transactions are required to meet certain “fair price” and procedural requirements.  Neither a 75 percent shareholder vote nor a “fair price” is required for any of those transactions that have been approved by a majority of the “Disinterested Directors,” as that term is defined in the Articles of Incorporation;

•	a provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied; and

•
a provision providing that some parts of the Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of ALLETE’s capital stock, present and entitled to vote, unless the alteration is recommended to the shareholders by a majority of the Disinterested Directors.  The parts of the Articles of Incorporation that cannot be altered except as stated above include some parts relating to:

-	mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE; and

-	the number, election, terms of office and removal of directors of ALLETE and the way in which vacancies on the Board of Directors are filled.

Liquidation Rights.  After ALLETE has satisfied creditors and the preferential liquidation rights of any of its outstanding preferred stock, the holders of its common stock are entitled to share ratably in the distribution of all remaining assets.

Miscellaneous.  Holders of ALLETE’s common stock have no preemptive or conversion rights.  ALLETE’s common stock is listed on the New York Stock Exchange.  The transfer agents and registrars for ALLETE’s common stock are Wells Fargo Bank, N.A. and ALLETE.

Description of Preferred Share Purchase Rights.  The following statements describing ALLETE’s preferred share purchase rights, each a “Right,” are not intended to be a complete description.  For additional information, please see the Amended and Restated Rights Agreement, dated as of July 12, 2006, or the Rights Plan, between ALLETE and the Corporate Secretary of ALLETE, as Rights Agent, which sets forth the terms of the Rights.  The Rights Plan has been previously filed with the SEC and is an exhibit to the registration statement filed with the SEC of which this prospectus is a part.  Reference is also made to the laws of the State of Minnesota.

On July 12, 2006, the Board of Directors of ALLETE amended the terms of the Rights Agreement, dated July 14, 1996 between ALLETE and the Corporate Secretary of ALLETE.  Pursuant to the Rights Plan, ALLETE will issue rights certificates, or “Right Certificates,” to the record holders of its common stock when certain events occur, as discussed below.  Each record holder of ALLETE’s common stock will receive a Right Certificate, evidencing one Right for each share of common stock so held, subject to adjustment.

Except as described below, each Right, when exercisable, currently entitles the registered holder to purchase from ALLETE one and one-half one-hundredths (three two-hundreths) of a share of Junior Serial Preferred Stock A, without par value, or Serial Preferred.  The purchase price is $90 per one one-hundredth of a share of Serial Preferred, or the Purchase Price.  The Purchase Price is subject to adjustment.

Initially, no separate Right Certificates were distributed.  Until the Distribution Date, ALLETE’s common stock certificates together with a copy of a summary of the Rights Plan are proof of the Rights.  The “Distribution Date” is the earlier to occur of:

•
10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of ALLETE’s common stock, or the “Stock Acquisition Date;” or

•
15 business days following the commencement of (or a public announcement of an intention to make) a tender or exchange offer where a person or group would become the beneficial owner of 15 percent or more of ALLETE’s outstanding shares of common stock.  At any time before a person becomes an Acquiring Person, the Board of Directors may extend the 15-business day time period.

Until the Distribution Date (or the earlier redemption, expiration or termination of the Rights), the Rights will be transferred only with ALLETE’s common stock.  The transfer of any certificates for ALLETE’s common stock, with or without a copy of the summary of Rights Plan, will also constitute the transfer of the Rights associated with those common stock certificates.  As soon as practicable following the Distribution Date, ALLETE will mail separate certificates evidencing the Rights to holders of record of ALLETE’s common stock as of the close of business on the Distribution Date.  After the Distribution Date, separate certificates for the Rights alone will be given as proof of the Rights.

Each whole share of ALLETE’s Serial Preferred will have a minimum preferential quarterly dividend rate equal to the greater of $51 per share or, subject to adjustment, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock.  If ALLETE liquidates, no distribution will be made to the holders of shares of ALLETE’s stock ranking junior to the Serial Preferred until the holders of ALLETE’s Serial Preferred have received a liquidation preference of $100 per share, plus accrued and unpaid dividends and distributions.  Holders of ALLETE’s Serial Preferred will be entitled to receive notice of and to vote at any meeting of ALLETE’s shareholders.  Each whole share of ALLETE’s Serial Preferred is entitled to one vote.  These shares do not have cumulative voting rights.

ALLETE’s Articles of Incorporation provide that whenever dividends on any of ALLETE’s preferred stock are in default in the amount of four quarterly payments, and until all the dividends in default are paid, the holders of ALLETE’s Serial Preferred and other preferred stock will be entitled, together as one class, to elect a majority of directors.  Holders of ALLETE’s common stock would then elect the minority.  If, in any merger or other transaction, shares of ALLETE’s common stock are exchanged for or converted into stock or other securities, cash and/or any other property, each whole share of ALLETE’s Serial Preferred will be entitled to receive, subject to adjustment, 100 times the aggregate amount of stock, securities, cash and/or other property (payable in kind), as the case may be, for or into which each share of ALLETE’s common stock is exchanged or converted.  ALLETE cannot redeem the shares of Serial Preferred.

The Rights are not exercisable until the Distribution Date and will expire at the earliest of:

•	July 11, 2009 (“Final Expiration Date”);

•	the redemption of the Rights as described below; or

•	the exchange of all Rights for ALLETE’s common stock as described below.

If any person (other than ALLETE, its affiliates or any person receiving newly-issued shares of common stock directly from ALLETE) becomes the beneficial owner of 15 percent or more of the then outstanding shares of common stock, each holder of a Right will have a right to receive, upon exercise at the then current exercise price of the Right, common stock (or, in the discretion of the Board of Directors, cash, property or other securities of ALLETE) with a value equal to two times the exercise price of the Right.  The Rights Plan contains an exemption for any common stock ALLETE issues directly to any person.  This exemption applies even if the person would become the beneficial owner of 15 percent or more of ALLETE’s common stock, provided that such person does not acquire any additional shares of ALLETE’s common stock.  Examples of situations where ALLETE might issue common stock directly include private placements or acquisitions where ALLETE’s common stock is used as consideration.

If, following the Stock Acquisition Date, ALLETE is acquired in a merger or other business combination transaction or 50 percent or more of its assets or earning power are sold, ALLETE will make proper provision so that each holder of a Right will, after the transaction, have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company with a value equal to two times the exercise price of the Right.

If the events described in the preceding two paragraphs happen, otherwise called “Triggering Events,” any Rights that an Acquiring Person beneficially owns, or transferred to certain persons, will immediately become null and void.

The Purchase Price payable and the number of shares of ALLETE’s Serial Preferred or other securities or property issuable if the Rights are exercised, are subject to adjustment.  An adjustment would be made to prevent dilution, if there was a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, ALLETE’s Serial Preferred or its common stock, or a reverse split of its outstanding shares of Serial Preferred or common stock.

ALLETE’s Board of Directors may exchange the Rights at an exchange ratio of one share of common stock per Right, subject to adjustment, at any time that is:

•	after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15 percent or more of the outstanding common stock; and

•	before the acquisition by that person or group of 50 percent or more of the outstanding common stock.

This exchange ratio is subject to adjustment and does not include Rights that have become null and void.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in the Purchase Price.  ALLETE will not be required to issue fractional shares of Serial Preferred or common stock (other than fractions in multiples of one one-hundredths of a share of Serial Preferred).  Instead, ALLETE may make an adjustment in cash based on the market price of the Serial Preferred or common stock on the last trading date before the date of exercise.

ALLETE’s Board of Directors may redeem the Rights in whole, but not in part, at a price of $.005 per Right, or the “Redemption Price,” any time before a person becomes an Acquiring Person.  At its option, ALLETE may pay the Redemption Price in cash, shares of its common stock or other consideration that its Board of Directors deems appropriate.  If ALLETE redeems the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The Rights Plan contains several provisions related to the occurrence of Triggering Events.  ALLETE is prohibited from consolidating, merging, or selling a majority of its assets or earning power if doing so would be counter to the intended benefits of the Rights or would result in the distribution of Rights to the shareholders of the other parties to the transaction.

The Rights Plan also provides that once the Rights become exercisable, the Board of Directors  is not permitted to take any action that could reasonably be foreseen to diminish substantially or otherwise eliminate the intended benefits of the Rights, provided that this provision does not prevent the Board of Directors from exercising its existing authority, under certain circumstances, to redeem or exchange the Rights, or to further amend the Plan.  Finally, the Rights Plan includes a requirement that certain provisions to which a counterparty to a proposed consolidation, merger, sale or transfer is subject and which would disrupt the intended effects of the Rights Plan be cancelled, waived, or amended.

If the Rights are exercised, issuance of  Serial Preferred or common stock will be subject to any necessary regulatory approvals.  Until a Right is exercised, the holder of the Right will have no rights as ALLETE’s shareholder, including, without limitation, the right to vote or to receive dividends.  One million shares of Serial Preferred were reserved for issuance if the Rights are exercised.

ALLETE may amend the provisions of the Rights Plan.  However, any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

Pursuant to the Rights Plan, a special committee of the Board of Directors known as the IDE Committee, comprising all of the independent directors of ALLETE, is required to conduct an annual review of the terms and conditions of the Rights Plan, including whether termination or modification of the Rights Plan is in the best interests of ALLETE and its shareholders.  The IDE Committee will annually make recommendations to the Board of Directors based on such review.

The Rights have anti-takeover effects.  The Rights will cause substantial dilution to a person or group that attempts to acquire ALLETE without conditioning the offer on the redemption of the Rights or on the acquisition of a substantial number of Rights.  The Rights beneficially owned by that person or group may become null and void.  The Rights should not interfere with any merger or other business combination approved by ALLETE’s Board of Directors.  This is because, at any time before a person becomes an Acquiring Person, ALLETE’s Board of Directors may redeem all of the then outstanding Rights at the Redemption Price.

DESCRIPTION OF FIRST MORTGAGE BONDS

General.  The following description sets forth certain general terms and provisions of ALLETE’s first mortgage bonds that ALLETE may offer by this prospectus.  ALLETE will describe the particular terms of the first mortgage bonds, and provisions that vary from those described below, in one or more prospectus supplements.

ALLETE may issue the first mortgage bonds from time to time in one or more series.  ALLETE will issue the first mortgage bonds under its Mortgage and Deed of Trust, dated as of September 1, 1945, with Irving Trust Company (now The Bank of New York) and Richard H. West (Douglas J. MacInnes, successor), as mortgage trustees (“mortgage trustee” or “mortgage trustees”), which has been amended and supplemented in the past, may be supplemented prior to the issuance of these first mortgage bonds and which will be supplemented again by one or more supplemental indentures relating to these first mortgage bonds.  The Mortgage and Deed of Trust, as so amended and supplemented, is referred to in this prospectus as the “mortgage.”

This section briefly summarizes some of the terms of the first mortgage bonds and some of the provisions of the mortgage and uses some terms that are not defined in this prospectus but that are defined in the mortgage.  This summary is not complete.  You should read this summary together with the mortgage and the supplemental indenture establishing the first mortgage bonds for a complete understanding of all the provisions.  References to certain sections of the mortgage are included in parentheses.  The mortgage and the form of supplemental indenture have been previously filed with the SEC, and are exhibits to the registration statement filed with the SEC of which this prospectus is a part.  In addition, the mortgage is qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939.  You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.  All first mortgage bonds issued or to be issued under the mortgage, including the first mortgage bonds offered by this prospectus, are referred to herein as “first mortgage bonds.”

All first mortgage bonds of one series need not be issued at the same time, and a series may be re-opened for issuances of additional first mortgage bonds of such series.

This means that ALLETE may from time to time, without notice to, or the consent of the existing holders of the first mortgage bonds of a particular series, create and issue additional first mortgage bonds of such series.  Such additional first mortgage bonds will have the same terms as the first mortgage bonds of such series in all respects (except for the payment of interest accruing prior to the issue date of the additional first mortgage bonds or except for the first payments of interest following the issue date of the additional first mortgage bonds) so that the additional first mortgage bonds may be consolidated and form a single series with the first mortgage bonds of such series.

Reference is made to a prospectus supplement relating to each series of first mortgage bonds offered by this prospectus for the following specific terms of that series, among others:

•	the designation of the series of first mortgage bonds and aggregate principal amount of the first mortgage bonds,

•	the percentage or percentages of their principal amount at which the series will be issued,

•	the offering price of the series,

•	the place where the principal of and interest on the series will be payable, if other than at The Bank of New York in The City of New York,

•	the date or dates on which the series will mature,

•	the rate or rates at which the series will bear interest, or how the interest rate(s) will be determined,

•	the times at which such interest will be payable,

•	whether all or a portion of the series will be in global form, and

•	redemption terms or any other terms or provisions relating to the series that are not inconsistent with the provisions of the mortgage.

The first mortgage bonds may be sold at a discount below their principal amount.  Some of the important United States federal income tax considerations applicable to first mortgage bonds sold at a discount below their principal amount may be described in the prospectus supplement.  In addition, some of the important United States federal income tax or other considerations applicable to any first mortgage bonds which are denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

Except as may otherwise be described in the prospectus supplement, the covenants contained in the mortgage will not afford holders of the first mortgage bonds protection in the event of a highly-leveraged or similar transaction involving ALLETE or in the event of a change in control.

Form and Exchanges.  The first mortgage bonds offered by this prospectus will be issued in fully registered form without coupons, unless otherwise stated in a prospectus supplement.  The first mortgage bonds will be issued in denominations of $1,000 and multiples thereof, or in other authorized denominations, and will be transferable and exchangeable without charge (except for stamp taxes, if any, or other governmental charges) at The Bank of New York, in The City of New York.

A holder of first mortgage bonds may exchange those first mortgage bonds, without charge, for an equal aggregate principal amount of first mortgage bonds of the same series, having the same issue date and with identical terms and provisions, unless otherwise stated in a prospectus supplement.  A holder of first mortgage bonds may transfer those first mortgage bonds without cost to the holder, other than for applicable stamp taxes or other governmental charges, unless otherwise stated in a prospectus supplement.  ALLETE may issue all or some of the first mortgage bonds in “book-entry” form, which means that they will be represented by global notes, instead of certificates.  If ALLETE issues global notes representing any first mortgage bonds, then a depository selected by ALLETE will keep a record of the beneficial interests in those global notes and record any transfers of those beneficial interests and the depository, or its custodian, will hold those global notes.  Any additional requirements as to the form and method of exchange of first mortgage bonds will be described in a prospectus supplement.

Redemption and Purchase of First Mortgage Bonds. The first mortgage bonds may be redeemable mandatorily or at the option of ALLETE upon 30 days notice at predetermined prices.  If the first mortgage bonds are redeemable, ALLETE may use certain deposited cash and/or proceeds of released property to effect the redemption.

Reference is made to the prospectus supplement for the redemption terms of the first mortgage bonds offered by this prospectus.

If at the time notice of redemption is given the redemption moneys are not on deposit with The Bank of New York, as mortgage trustee, the redemption may be made subject to their receipt before the date fixed for redemption.

Cash deposited under any provisions of the mortgage (with certain exceptions) may generally be applied to the purchase of first mortgage bonds of any series.  (See Mortgage, Article X.)

Subject to applicable law, including United States federal securities law, ALLETE may purchase outstanding first mortgage bonds by tender, in the open market or by private agreement.

Sinking or Improvement Fund.  Reference is made to the prospectus supplement concerning whether or not the first mortgage bonds offered by this prospectus are entitled to the benefit of a sinking or improvement fund or other provision for amortization prior to maturity.  None of the currently outstanding first mortgage bonds has sinking fund or improvement fund provisions.

Replacement Fund.  The first mortgage bonds offered by this prospectus are not entitled to the benefit of any replacement fund.

Special Provisions for Retirement of First Mortgage Bonds.  If, during any 12 month period, mortgaged property is disposed of by order of or to any governmental authority resulting in the receipt by ALLETE of $5 million or more as proceeds, ALLETE (subject to certain conditions) must apply such proceeds, less certain deductions, to the retirement of first mortgage bonds.  If this occurs, ALLETE may redeem first mortgage bonds of any series that are redeemable for such reason at the redemption prices applicable to those first mortgage bonds.  (See Mortgage, Section 64.)  Reference is made to the prospectus supplement for information concerning whether the first mortgage bonds offered by this prospectus are redeemable for this purpose and, if so, at what redemption prices.

Security.  The first mortgage bonds offered by this prospectus and any other first mortgage bonds now or hereafter issued under the mortgage will be secured by the mortgage, which constitutes a first lien on all of the electric generating plants and other materially important physical properties of ALLETE and substantially all other properties described in the mortgage as owned by ALLETE, other than those expressly excepted.  The lien of the mortgage is or may be subject to the following:

•	excepted encumbrances, including defects which ALLETE has the right to cure and which do not impair the use of such properties by ALLETE;

•
possible defects in title to reservoir lands, easements or rights of way, any property not costing in excess of $25,000, or lands or rights held for flowage, flooding or seepage purposes, or riparian rights;

•	vendors’ liens, purchase money mortgages and liens on property that already exist at the time ALLETE acquires that property;

•	liens for labor, materials, supplies or other objects given priority by law; and

•	liens for taxes, assessments or other governmental charges given priority by law.

The mortgage does not create a lien on the following “excepted property”:

•	cash and securities;

•	merchandise, equipment, materials or supplies held for sale or other disposition;

•	fuel, oil and similar materials used in the operation of the properties of ALLETE;

•	aircraft, automobiles and other vehicles, and materials and supplies for repairing and replacing the same;

•	timber, minerals, mineral rights and royalties;

•	receivables, contracts, leases and operating agreements; and

•	materials or products, including electric energy, that ALLETE generates, produces or purchases for sale or use by ALLETE.

The mortgage contains provisions that impose the lien of the mortgage on property acquired by ALLETE after the date of the mortgage, other than “excepted property.”  However, if ALLETE consolidates or merges with, or conveys or transfers all or substantially all of ALLETE’s mortgaged property to another corporation, the lien created by the mortgage will generally not cover the property of the successor company, other than the property it acquires from ALLETE and improvements, replacements and additions to that property.  (See Mortgage, Section 87.)

The mortgage provides that the mortgage trustees shall have a lien upon the mortgaged property for the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities.  This lien takes priority over the lien securing the first mortgage bonds.  (See Mortgage, Section 96.)

No stock, properties or other assets of ALLETE’s subsidiaries are subject to the mortgage.

Issuance of Additional First Mortgage Bonds.  The maximum principal amount of first mortgage bonds which may be issued under the mortgage is not limited so long as it meets the issuance tests set forth in the mortgage, which are generally described below.  First mortgage bonds of any series may be issued from time to time on the basis of:

(1)	60 percent of property additions after adjustments to offset retirements;

(2)	retirement of first mortgage bonds or qualified lien bonds; and

(3)	deposit of cash.

With certain exceptions in the case of (2) above, ALLETE may not issue first mortgage bonds unless it meets the “net earnings” test set forth in the mortgage, which requires adjusted net earnings before income taxes for 12 out of the preceding 15 months of at least twice the annual interest requirements on all first mortgage bonds at the time outstanding, including the additional issue, and on all indebtedness of prior rank.  Such adjusted net earnings are computed after provision for retirement and depreciation of property equal to $750,000 plus, for each of the 12 calendar months selected for the net earnings test, 1/12th of two percent of the net additions to depreciable mortgaged property made after June 30, 1945 and prior to the beginning of the calendar year within which that calendar month is included.  It is expected that the first mortgage bonds offered by this prospectus will be issued upon the basis of the retirement of first mortgage bonds or property additions.

Property additions generally include electric, gas, steam or hot water property acquired after June 30, 1945.  Securities, fuel, aircraft, automobiles or other vehicles, or property used principally for the production of gathering of natural gas will not qualify as property additions.

ALLETE has the right to amend the mortgage without any consent or other action by holders of any series of first mortgage bonds, including the holders of first mortgage bonds offered by this prospectus, so as to include nuclear fuel as well as similar or analogous devices or substances as property additions.

The mortgage contains certain restrictions upon the issuance of first mortgage bonds against property subject to liens and upon the increase of the amount of such liens.  (See Mortgage, Sections 4-8, 20-30, and 46; Fifth Supplemental, Section 2.)

Release and Substitution of Property.  Property may be released upon the basis of:

(1)	deposit with the mortgage trustee of cash or, to a limited extent, purchase money mortgages;

(2)
property additions acquired by ALLETE in the last five years, after adjustments in certain cases to offset retirement and after making adjustments for qualified lien bonds outstanding against property additions; and/or

(3)	waiver of the right to issue first mortgage bonds,

in each case without applying any earnings test.  Cash may be withdrawn upon the bases stated in (2) and (3) above.

When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the mortgage, and the waiver of the right to issue first mortgage bonds to effect the release may, in certain cases, cease to be effective as such a waiver.  Similar provisions are in effect as to cash proceeds of such property.  The mortgage contains special provisions with respect to qualified lien bonds pledged, and disposition of moneys received on pledged prior lien bonds.  (See Mortgage, Sections 5, 31, 32, 37, 46-50, 59-63, 100 and 118.)

Modification of the Mortgage.  The rights of bondholders may be modified with the consent of the holders of 66-2/3 percent of the first mortgage bonds and, if less than all series of first mortgage bonds are affected, the consent also of the holders of 66-2/3 percent of the first mortgage bonds of each series affected.  In general, no modification of the terms of payment of principal and interest and no modification affecting the lien or reducing the percentage required for modification, is effective against any bondholder without his consent.  (See Mortgage, Article XIX; Twenty-first Supplemental, Section 3.)

Defaults and Notice Thereof.  Defaults are defined as being:

•	failure to pay principal of any first mortgage bond;

•	failure to pay interest on any first mortgage bond for 60 days after that interest is due;

•	failure to pay any installments of funds for retirement of first mortgage bonds for 60 days after that installment is due;

•	failure to pay principal of or interest on any qualified lien bond beyond any applicable grace period for the payment of that principal or interest;

•	certain events in bankruptcy, insolvency or reorganization; and

•	the expiration of 90 days following notice by the mortgage trustee or holders of 15 percent of the first mortgage bonds relating to other covenants. (See Mortgage, Section 65.)

The mortgage trustees may withhold notice of default, except in payment of principal, interest or funds for retirement of first mortgage bonds, if they think it is in the interest of the bondholders. (See Mortgage, Section 66.)  Under the Trust Indenture Act of 1939, ALLETE is required to provide to the mortgage trustees an annual statement by an appropriate officer as to ALLETE’s compliance with all conditions and covenants under the mortgage.

The Bank of New York, as mortgage trustee, or the holders of 25 percent of the first mortgage bonds may declare the principal and interest due on default, but a majority may annul such declaration if the default has been cured.  (See Mortgage, Section 67.)  No holder of first mortgage bonds may enforce the lien of the mortgage without giving the mortgage trustees written notice of a default and unless holders of 25 percent of the first mortgage bonds have requested the mortgage trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to the mortgage trustees and they shall have failed to act.  (See Mortgage, Section 80.)  The holders of a majority of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the mortgage trustees, or exercising any trust or power conferred upon the mortgage trustees, but the mortgage trustees are not required to follow such direction if not sufficiently indemnified for expenditures.  (See Mortgage, Section 71.)

Information about the Mortgage Trustees.  The Bank of New York is the corporate mortgage trustee and Douglas J. MacInnes is the individual mortgage trustee.  In addition to acting as mortgage trustee, The Bank of New York may also act as trustee under other indentures, trusts and guarantees of ALLETE and its affiliates from time to time.

Satisfaction and Discharge of Mortgage.  The mortgage may be satisfied and discharged if and when ALLETE provides for the payment of all of the first mortgage bonds and all other sums due under the mortgage.  (See Mortgage, Section 106.)

Evidence to be Furnished to the Mortgage Trustee.  ALLETE will provide to the mortgage trustee an annual statement by an appropriate officer as to ALLETE’s compliance with all conditions and covenants under the mortgage.  (See Trust Indenture Act of 1939, Section 314(a)(4).)

PLAN OF DISTRIBUTION

ALLETE may sell the securities offered pursuant to this prospectus:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

Through Underwriters or Dealers.  If ALLETE uses underwriters in the sale of the securities, the underwriters will acquire the securities for their own account.  The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters.  Unless otherwise stated in the prospectus supplement relating to any of the securities, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them.  If ALLETE uses a dealer in the sale, ALLETE will sell the securities to the dealer as principal.  The dealer may then resell those securities at varying prices determined at the time of resale.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents.  ALLETE may designate one or more agents to sell the securities.  Unless stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly.  ALLETE may sell the securities directly to one or more purchasers.  In this case, no underwriters, dealers or agents would be involved.

General Information.  A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them.  A prospectus supplement will also state the proceeds to ALLETE from the sale of the securities, any initial public offering price and other terms of the offering of the securities.

ALLETE may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the securities at the public offering price and on terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as ALLETE’s agent.  Any remarketing firm will be identified and the terms of its agreement, if any, with ALLETE and its compensation will be described in the applicable prospectus supplement.  Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

ALLETE may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately-negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by ALLETE or borrowed from ALLETE or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from ALLETE in settlement of those derivatives to close out any related open borrowings of securities.  The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

ALLETE may make sales of its common stock to or through one or more underwriters, dealers or agents in “at-the-market” offerings, and, if ALLETE engages in such transactions, it will do so pursuant to the terms of a agreement between ALLETE and the underwriters, dealers or agents.  If ALLETE engages in at-the-market sales pursuant to a distribution agreement, ALLETE will issue and sell shares of its common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis.

ALLETE may have agreements to indemnify agents, underwriters and dealers against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL OPINIONS

The legality of the common stock and first mortgage bonds will be passed upon for ALLETE by Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary, and by Thelen Reid Brown Raysman & Steiner LLP, New York, New York, counsel to ALLETE.  Thelen Reid Brown Raysman & Steiner LLP may rely as to all matters of Minnesota law upon the opinion of Ms. Amberg.  Ms. Amberg may rely as to all matters of New York law upon the opinion of Thelen Reid Brown Raysman & Steiner LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

As of December 1, 2007, Ms. Amberg owned 5,813 shares of common stock of ALLETE.  Ms. Amberg is acquiring additional shares of ALLETE common stock at regular intervals as a participant in the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan.  Under the Executive Long-Term Incentive Compensation Plan, Ms. Amberg has:

•
outstanding options to purchase 24,755 shares of ALLETE common stock, of which 14,038 options are fully vested, the remainder of which shall vest between February 1, 2008 and February 1, 2010, and all of which will expire ten years from the date of grant; and

•
an award opportunity for up to 5,918 additional performance shares contingent upon the attainment of certain performance goals of ALLETE for the periods January 1, 2005 through December 31, 2007, January 1, 2006 through December 31, 2008, and January 1, 2007 through December 31, 2009.

___________________

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or in any written communication from ALLETE specifying the final terms of a particular offering of securities.  ALLETE has not authorized anyone else to provide you with additional or different information.  ALLETE is not making an offer of these securities in any jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.